Exhibit 99.1

LIBERTY MEDIA NAMES CHRIS ALBRECHT AS NEW PRESIDENT AND CEO OF STARZ, LLC

Englewood, Colo, Dec. 22 - Liberty Media Corporation (NASDAQ: LCAPA, LCAPB, LINTA, LINTB, LSTZA, LSTZB) announced today that Chris Albrecht, former Chairman and CEO of HBO, will join Starz, LLC as its President and CEO.  He will oversee all of the Starz entities, including Starz Entertainment, Overture Films, Anchor Bay Entertainment and Film Roman and will assume his new role beginning January 1, 2010.

“We are excited to have an industry leader with an exceptional track record join the Starz team,” said Greg Maffei, Liberty Media President and CEO.  “With his extensive experience and success in creating compelling original content and building a premium pay channel, Chris is a recognized visionary in the creative community and uniquely qualified to lead Starz into the future.”

Albrecht spent more than 20 years at HBO and was Chairman and CEO from 2002 to 2007.  He spent seven years as President of HBO Original Programming which produced critically-acclaimed series including Sex and the City, The Sopranos, Six Feet Under, Real Sports with Bryant Gumbel, Deadwood, Band of Brothers and Entourage.  As President of HBO Independent Productions, Albrecht guided development and production of comedy series including Martin and Everybody Loves Raymond.  Previous to HBO, Albrecht spent five years at International Creative Management where he signed and represented top comedians including Jim Carrey, Eddie Murphy, Billy Crystal and Whoopi Goldberg. Albrecht’s most recent position was founder of Foresee Entertainment which constructs and executes business strategies that both anticipate and grow with the rapidly changing media landscape.

“I am thrilled and honored to be asked to join a great company like Starz and to help take advantage of the challenges and opportunities emerging in media and entertainment,” said Albrecht.  “I have always seen Starz as a bold, entrepreneurial and growth-oriented brand - one that I believe will be a great home for me.  I look forward to putting my experiences and interests to work with the talented management team at Liberty and Starz to create valued products for consumers and our affiliate partners.”

“We have found the right set of skills and a record of success with Chris and are pleased to have him lead Starz,” said John Malone, Chairman of Liberty Media.  “We would also like to thank Bob Clasen, upon his retirement, for his leadership and contributions.  He has been a valuable member of our management team and we wish him well.”

Clasen joined Starz Entertainment in 2003, and assumed the position of CEO of Starz LLC after Liberty Media Corp. acquired the entertainment assets of IDT Corp. in 2006, creating Starz Media.  Under his leadership, Starz and Encore subscriber levels grew by 20 percent and cash flow more than doubled and Starz became a leader in new products such as on demand, HD and Internet delivery of movies.

About Starz, LCC

Starz, LLC, is a controlled subsidiary that operates Starz Media and Starz Entertainment.  Starz Entertainment, LLC, is a premium movie service provider operating in the United States. It offers 16 movie channels including the flagship Starz® and Encore® brands with approximately 17.3 million and 30.7 million subscribers respectively. Starz Entertainment airs more than 1,000 movies per month across its pay TV channels and offers advanced services including Starz HD, Encore HD, Starz On Demand, Encore On Demand, MoviePlex On Demand, Starz HD On Demand, Encore HD On Demand, MoviePlex HD On Demand, and Starz Play. Starz Media, LLC, is a full-service production and distribution company, creating proprietary intellectual properties as well as content created under contract for other media companies.  Starz Media operating units include Overture Films, Anchor Bay Entertainment, Film Roman and Starz Animation.  Starz Entertainment (www.starz.com) and Starz Media are operating units of Starz, LLC, which are controlled subsidiaries of Liberty Media Corporation, and are attributed respectively to Liberty Starz group, and Liberty Capital group.

About Liberty Media Corporation

Liberty Media owns interests in a broad range of electronic retailing, media, communications and entertainment businesses. Those interests are attributed to three tracking stock groups: (1) the Liberty Interactive group (NASDAQ:  LINTA, LINTB), which includes Liberty Media’s interests in QVC, Provide Commerce, Backcountry.com, BUYSEASONS, Bodybuilding.com, IAC/InterActiveCorp, and Expedia, (2) the Liberty Starz group (NASDAQ:  LSTZA, LSTZB), which includes Liberty Media’s interests in Starz Entertainment and ViaSat, Inc., and (3) the Liberty Capital group (NASDAQ:  LCAPA, LCAPB), which includes all businesses, assets and liabilities not attributed to the Interactive group or the Starz group including its subsidiaries Starz Media, LLC, Atlanta National League Baseball Club, Inc., and TruePosition, Inc., Liberty Media’s interest in SIRIUS XM Radio, Inc., and minority equity investments in Time Warner Inc., Time Warner Cable and Sprint Nextel Corporation.

Contact:

Courtnee Ulrich

720-875-5420